Astec Industries, Inc.

NEWS RELEASE

1725 Shepherd Rd. - Chattanooga, TN 37421 - Phone (423) 899-5898 - Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FOURTH QUARTER 2017 RESULTS

CHATTANOOGA, Tenn. (February 20, 2018) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their fourth quarter and year ended December 31, 2017.

Net sales for the fourth quarter of 2017 were $312.4 million compared to $326.6 million for the fourth quarter of 2016, a 4.3% decrease. Domestic sales decreased 7.4% to $245.4 million for the fourth quarter of 2017 from $265.0 million for the fourth quarter of 2016.  International sales were $67.0 million for the fourth quarter of 2017 compared to $61.6 million for the fourth quarter of 2016, an increase of 8.7%.

Earnings for the fourth quarter of 2017 were $10.9 million, or $0.47 per share, including an income tax benefit from U.S. Tax Reform legislation of $1.1 million, compared to $12.4 million, or $0.53 per diluted share, for the fourth quarter of 2016, a decrease of 11.3% per diluted share.

Net sales for 2017 were $1.185 billion compared to $1.147 billion for 2016, a 3.3% increase.  Domestic sales decreased 1.0% to $932.3 million for 2017 from $941.3 million for 2016.  International sales were $252.4 million for 2017 compared to $206.2 million for 2016, an increase of 22.5%.

Earnings for 2017 were $37.8 million, or $1.63 per diluted share, compared to $55.2 million, or $2.38 per diluted share, for 2016, a decrease of 31.5% per diluted share.  As previously announced, the Company initiated significant design upgrades to its customers' Georgia and Arkansas wood pellet plants to meet full production rates, which negatively impacted earnings per share by approximately $0.59 during the third quarter of 2017.

Commenting on the announcement, Benjamin G. Brock, Chief Executive Officer, stated, "We were pleased to exceed our previously announced earnings projection for the quarter while increasing our backlog to a historically strong $411.5 million.  Given our backlog, quote activity and conversations with our customers in both domestic and international markets we are optimistic on our outlook.  Our customers are experiencing good market conditions and we are excited for the opportunity to have improved results in 2018."

The Company's backlog at December 31, 2017 was $411.5 million compared to $361.8 million at December 31, 2016, an increase of $49.6 million or 13.7%.  Domestic backlog increased 12.3% to $335.9 million at December 31, 2017 from $299.1 million at December 31, 2016.  The international backlog at December 31, 2017 was $75.6 million compared to $62.7 million at December 31, 2016, an increase of 20.5%.  Excluding pellet plant backlogs, the Company's December 31, 2017 backlog increased $57.3 million, or 22.9%, compared to December 31, 2016.  All backlog numbers for prior periods have been recast to include the backlog of RexCon, Inc. acquired in October, 2017.

Consolidated financial information for the fourth quarter and year ended December 31, 2017 and additional information related to segment revenues and profits are attached as addenda to this press release.

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on Tuesday, February 20, 2018 at 10:00 A.M. Eastern Time to review its fourth quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The Company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, March 6, 2018 by dialing (877) 481-4010, or (919) 882-2331 for international callers, Conference ID #25199.  A transcript of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; wood processing and concrete production.  Astec's manufacturing operations are divided into three primary business segments: road building, wood pellet production and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, concrete production and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil, gas and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2016.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	Dec 31	Dec 31
	2017	2016
Assets
Current assets
Cash and cash equivalents	$62,280	$82,371
Investments	1,624	1,024
Receivables, net	119,952	110,673
Inventories	391,379	360,404
Prepaid expenses and other	27,734	22,361
Total current assets	602,969	576,833
Property and equipment, net	190,396	180,538
Other assets	96,214	86,230
Total assets	$889,579	$843,601
Liabilities and equity
Current liabilities
Accounts payable - trade	$60,417	$57,297
Other current liabilities	118,729	111,564
Total current liabilities	179,146	168,861
Non-current liabilities	23,668	25,899
Total equity	686,765	648,841
Total liabilities and equity	$889,579	$843,601

Astec Industries, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	Dec 31		Dec 31
	2017	2016	2017	2016
Net sales	$312,375	$326,564	$1,184,739	$1,147,431
Cost of sales	249,625	262,092	941,610	882,162
Gross profit	62,750	64,472	243,129	265,269
Selling, general, administrative & engineering expenses	44,756	45,398	187,592	178,114
Income from operations	17,994	19,074	55,537	87,155
Interest expense	202	338	840	1,395
Other	702	63	2,725	1,506
Income before income taxes	18,494	18,799	57,422	87,266
Income taxes	7,572	6,413	19,627	32,107
Net income attributable to controlling interest	$10,922	$12,386	$37,795	$55,159

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.47	$0.54	$1.64	$2.40
Diluted	$0.47	$0.53	$1.63	$2.38

Weighted average common shares outstanding
Basic	23,033	23,002	23,025	22,992
Diluted	23,194	23,154	23,184	23,142

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended December 31, 2017 and 2016
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	$146,666	$96,515	$69,194	$-	$312,375
2016 Revenues	194,090	82,367	50,107	-	326,564
Change $	(47,424)	14,148	19,087	-	(14,189)
Change %	(24.4%)	17.2%	38.1%	-	(4.3%)

2017 Gross Profit	26,632	19,140	16,601	377	62,750
2017 Gross Profit %	18.2%	19.8%	24.0%	-	20.1%
2016 Gross Profit	34,498	19,128	10,752	94	64,472
2016 Gross Profit %	17.8%	23.2%	21.5%	-	19.7%
Change	(7,866)	12	5,849	283	(1,722)

2017 Profit (Loss)	11,096	6,388	5,864	(13,297)	10,051
2016 Profit (Loss)	20,088	6,742	908	(15,247)	12,491
Change $	(8,992)	(354)	4,956	1,950	(2,440)
Change %	(44.8%)	(5.3%)	545.8%	12.8%	(19.5%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended December 31
	2017	2016	Change $
Total profit for all segments	$10,051	$12,491	$(2,440)
Recapture (elimination) of intersegment profit	803	(157)	960
Net loss attributable to non-controlling interest	68	52	16
Net income attributable to controlling interest	$10,922	$12,386	$(1,464)

Astec Industries, Inc.
Segment Revenues and Profits
For the twelve months ended December 31, 2017 and 2016
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2017 Revenues	$553,691	$403,720	$227,328	$-	$1,184,739
2016 Revenues	608,908	359,760	178,763	-	1,147,431
Change $	(55,217)	43,960	48,565	-	37,308
Change %	(9.1%)	12.2%	27.2%	-	3.3%

2017 Gross Profit	93,027	93,792	55,774	536	243,129
2017 Gross Profit %	16.8%	23.2%	24.5%	-	20.5%
2016 Gross Profit	135,848	91,352	37,820	249	265,269
2016 Gross Profit %	22.3%	25.4%	21.2%	-	23.1%
Change	(42,821)	2,440	17,954	287	(22,140)

2017 Profit (Loss)	26,641	35,748	16,219	(40,963)	37,645
2016 Profit (Loss)	71,482	34,877	4,145	(55,992)	54,512
Change $	(44,841)	871	12,074	15,029	(16,867)
Change %	(62.7%)	2.5%	291.3%	26.8%	(30.9%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Twelve months ended December 31
	2017	2016	Change $
Total profit for all segments	$37,645	$54,512	$(16,867)
Recapture (elimination) of intersegment profit	(55)	476	(531)
Net loss attributable to non-controlling interest	205	171	34
Net income attributable to controlling interest	$37,795	$55,159	$(17,364)

Astec Industries, Inc.
Backlog by Segment
December 31, 2017 and 2016
(in thousands)
(unaudited)

	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2017 Backlog	$239,495	$116,987	$54,987	$411,469
2016 Backlog	232,224	88,951	40,656	361,831
Change $	7,271	28,036	14,331	49,638
Change %	3.1%	31.5%	35.2%	13.7%